Exhibit 10.11

AMENDMENT NO. 1 TO

CONTRIBUTION AND SALE AGREEMENT

THIS AMENDMENT NO. 1 TO CONTRIBUTION AND SALE AGREEMENT (this “Amendment”) is made as of the 12th day of January, 2015, by and among each of the parties to the Contribution and Sale Agreement, dated as of November 26, 2014 (as amended, the “Contribution Agreement”), by and among Empire Petroleum Partners, LLC, a Delaware limited liability company (“EPP”), Atlas Oil Company, a Michigan corporation (“Atlas”), B&R Oil Company, Inc., an Indiana corporation (“B&R”), Fast Track Ventures, LLC, a Michigan limited liability company (“FT Ventures”) and Atlas EPP Holdings, Inc., a Michigan corporation (“AE Holdings” and together with FT Ventures, B&R and Atlas, collectively, “Company”). Any capitalized term used but not otherwise defined in this Amendment shall have the meaning given to such term in the Contribution Agreement.

WHEREAS, EPP and Company desire to amend the Contribution Agreement in order to (i) amend Section 5.1(a) (NonCompete; Nonsolicitation; Nondisparagement; Confidentiality), Article IX (Indemnification; Remedies), Section 10.1 (Definitions) and Section 11.5; (ii) remove certain Gas Station Assets set forth on Schedule 5.10(b) of the Contribution Agreement; (iii) add and remove certain Note Documents set forth on Schedule 8.2(s) of the Contribution Agreement; (iv) add and remove Consents set forth on Schedule 3.2(c) of the Disclosure Letter; (v) add and remove certain financial information related to Site #76 set forth on Schedule 3.4 of the Disclosure Letter; (vi) add Equipment set forth on Schedule 3.6(b) of the Disclosure Letter; (vii) update and add Out Leases set forth on Schedule 3.6(f) of the Disclosure Letter; (viii) add In Leases set forth on Schedule 3.6(g) of the Disclosure Letter; (ix) add a Proceeding set forth on Schedule 3.11(a) of the Disclosure Letter; (x) add and remove certain Contracts set forth on Schedule 3.13(a) of the Disclosure Letter; (xi) add and remove certain Contracts set forth on Schedule 3.13(b) of the Disclosure Letter; and (xii) update the Security Deposits set forth on Schedule 3.23 of the Disclosure Letter.

NOW, THEREFORE, in consideration of the agreements of all of the undersigned parties, and for other good and valuable consideration received by each of the parties, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 5.1(a) of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:

“(a) During the period commencing on the Closing Date and ending on the later of (i) the fifth (5th) anniversary of the Closing Date, or (ii) the date that is the second (2nd) anniversary of the date that Sam Simon ceases to be a member of the Board of Managers of EPP (such period referred to herein as the “Restricted Period”), Company agrees that it will not at any time during the Restricted Period, directly or indirectly, or by action in concert with others (except for EPP and/or its Affiliates and then only as authorized by EPP), create, establish or form or obtain an ownership interest in, or assist any Person in creating, establishing or forming, a Person that is engaged in the Restricted

Business within the Non-Compete Area (each as defined below), or provide to any such Person any services (as an employee, consultant or otherwise), other than transportation services, similar to or of the same nature as the services provided by EPP, or any Affiliate thereof, or Company; provided, however, that this restriction shall not prohibit Company from (i) owning less than three percent (3%) of the equity securities of any such Person, other than EPP (or any successor entity to EPP), that is a publicly traded company, (ii) owning equity securities of EPP (or any successor entity to EPP); (iii) operating the Company’s existing six (6) Indiana toll road sites to be supplied by EPP pursuant to the Toll Road Supply Agreement, (iv) soliciting new business solely at the direction and for the benefit of EPP, or (v) owning Gas Stations or convenience stores listed on Schedule 5.1(a). For purposes hereof, the term “Restricted Business” means the retail sale and/or distribution of motor vehicle fuel and fuel products to Gas Stations as a wholesale distributor between petroleum companies and the Gas Stations, and the term “Non-Compete Area” means the area within fifty (50) miles of any of the Assets, including any and all Company Facilities located within such 50-mile radius.”

2. The following is hereby added as Section 5.21 of the Contribution Agreement:

(a)

“5.21 Special FSAs. Company and EPP acknowledge and agree that the fuel supply agreements set forth on Schedule 5.21 (the “Special FSAs”) include provisions for the collection by Company of past due accounts receivable from the dealers arising under the Special FSAs through either a gallon collection surcharge or the retention by Company of rebates payable under such Special FSAs (together, the “Gallonage Payments”). Company and EPP shall work together in good faith following Closing to develop a procedure for EPP’s collection of the Gallonage Payments under the Special FSAs and payment to Company which shall include customary representations and warranties by Company of the accounts receivable balances under the Special FSAs.”

(b) New Schedule 5.21 is attached as Annex A hereto.

3. Section 9.2 of the Contribution Agreement is hereby amended to include the following Persons among and within the definition of “EPP Indemnified Parties”: EPP-Atlas Acquisition, LLC, a Delaware limited liability company, and its Representatives, members and other equity owners and controlling persons, and their Related Persons.

4. Section 9.5(a) of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:

“(a) Subject to Section 9.5(b), Company will have no liability pursuant to Section 9.2 or under the indemnification provisions of the PSAs until the total of all Damages (as defined in this Agreement and as defined in the PSAs) for which the EPP Indemnified Parties are entitled to indemnification pursuant to Section 9.2 and pursuant to the indemnification provisions of the PSAs exceeds, in the aggregate, $250,000 (the “EPP Deductible”), at which point the EPP Indemnified Parties shall be entitled to recover only the amount of any Damages pursuant to Section 9.2 and pursuant to the indemnification provisions of the PSAs exceeding, in the aggregate, the EPP Deductible. Subject to Section 9.5(b), the aggregate liability of Atlas, B&R, FT Ventures and AE Holdings for Damages under Section 9.2 and under the indemnification provisions of the PSAs shall be limited to $9,250,000 (the “Company Liability Cap”), and in no event shall Atlas, B&R, FT Ventures and AE Holdings be liable under Section 9.2 or under such indemnification provisions of the PSAs, to the extent that the aggregate indemnification payments for Damages hereunder or thereunder would exceed the Company Liability Cap.”

5. Section 9.5(c) of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:

“(c) Subject to Section 9.5(d), EPP and EPP-Atlas Acquisition, LLC (as “Buyer” under the PSAs and as the assignee of EPP of certain rights and duties hereunder), collectively, shall have no liability pursuant to Section 9.3 or under the indemnification provisions of the PSAs until the total of all Damages (as defined in this Agreement and as defined in the PSAs) for which the Company Indemnified Parties are entitled to indemnification pursuant to Section 9.3 and pursuant to the indemnification provisions of the PSAs exceeds, in the aggregate, $250,000 (the “Company Deductible”), at which point the Company Indemnified Parties shall be entitled to recover only the amount of any Damages pursuant to Section 9.3 and pursuant to the indemnification provisions of the PSAs exceeding, in the aggregate, the Company Deductible. Subject to Section 9.5(d), the aggregate liability of EPP and EPP-Atlas Acquisition, LLC (collectively) for Damages under Section 9.3 and under the indemnification provisions of the PSAs shall be limited to $3,250,000 (the “EPP Liability Cap”), and in no event, shall EPP and EPP-Atlas Acquisition, LLC (collectively) be liable under Section 9.3 or under the indemnification provisions of the PSAs, to the extent that the aggregate indemnification payments for Damages hereunder or thereunder would exceed the EPP Liability Cap.”

6. The following is hereby added as Section 9.9 of the Contribution Agreement:

“9.9 Special Indemnity Relating to Stoler Litigation.

(a) In addition to the provisions of Section 9.2, Company shall indemnify and hold harmless the EPP Indemnified Parties against and from, and shall pay to the EPP Indemnified Parties the amount of, any Damages that the EPP Indemnified Parties or any of them may suffer, sustain, or become subject to, as a result of, arising directly or indirectly from or in connection with, or relating to any of the following: (i) the involvement of any EPP Indemnified Party, whether or not voluntary, in the Stoler Litigation (defined below) on or after the Closing Date; (ii) any defects in, encumbrances on, or challenges to any EPP Indemnified Party’s good and indefeasible fee simple title in the ROFR Properties (defined below) arising or resulting directly or indirectly from or in connection with the Stoler Litigation or any of the ROFRs (defined below), regardless of whether discovered, arising, imposed, or created before or after the Closing Date; (iii) any actions taken by or on behalf of any EPP Indemnified Party after the Closing Date to protect its right, title and interest in and to the ROFR Properties, to the extent any such EPP Indemnified Party deems necessary in connection with the Stoler Litigation or the ROFRs; provided, the EPP Indemnified Parties hereby agree that no such EPP Indemnified Party shall have a claim for Damages under this Section 9.9 for any EPP Indemnified Party’s inability to sell, mortgage or otherwise finance the ROFR Properties prior to July 12, 2015 due to the Stoler Litigation or any claims relating to the Stoler Litigation affecting the ROFR Properties; and (iv) the sale by any EPP Indemnified Party of any single ROFR Property after the Closing Date, as required by court order or other action of the court in the Stoler Litigation, in connection with or settlement of the Stoler Litigation in connection with any ROFR. Company shall not be obligated under this Section 9.9 unless the EPP Indemnified Parties give notice of their assertion of a claim for Damages under this Section 9.9 and provide Company a reasonable period of time, not less than sixty (60) days, to cure or eliminate the cause of the Damages asserted by the EPP Indemnified Parties. Notwithstanding the foregoing, the EPP Indemnified Parties hereby agree that the aggregate liability of Company for Damages under this Section 9.9 shall not exceed $1,300,000.00 with respect to each of the ROFR Properties.

(b) For purposes of this Section 9.9:

(i) “ROFRs” means the rights of first refusal addressed in the Stoler Litigation.

(ii) “ROFR Properties” means (A) 110 Dixieway South, Roseland, Indiana 46637, and (B) 616 St. Joseph, Berrien Springs, Michigan 49103.

(iii) “Stoler Litigation” means (A) William E. Stoler et. al. v B&R Oil Company, Inc. and Atlas Oil Company, St. Joseph Superior Court, St. Joseph County, Indiana, Case No. 71-D05-1102-PL-00034; (B) William E. Stoler, Kathlyn Stoler, Jeffrey A. Levy, and Con-Serve, Inc. v

B&R Oil Company, Inc., St. Joseph Circuit Court, St. Joseph County, Indiana, Case No. 71CO1-1412-PL-000353; (C) any lawsuits, litigation, or other proceedings relating to the above-listed lawsuits, the ROFRs, or rights or claims of the plaintiffs therein (including but not limited to the Stolers, Levy, and Con-Serve, Inc.) or other third parties to the ROFR Properties; and (D) any appeals of any of the foregoing.

(c) The procedure described in Section 9.6 will apply to any Third Party Claim solely for monetary damages relating to a matter covered by this Section 9.9.

(d) For the sake of clarity and the avoidance of doubt, (i) any EPP Indemnified Party’s right to indemnification and payment of Damages under this Section 9.9 will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time by any EPP Indemnified Party, whether before or after the execution and delivery of this Agreement, with respect to the subject matter of this Section 9.9 or the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation of Company; and (ii) the limitations as to time and indemnification amounts set forth in Section 9.4 and Section 9.5 shall not apply to this Section 9.9.”

7. Section 10.1 of the Contribution Agreement is hereby amended to include the following:

“PSAs” means the following: (i) that certain Purchase and Sale Agreement, dated the Closing Date, among EPP-Atlas Acquisition, LLC (as buyer), MSB Energy Fund II, LLC (as seller), and Company, for the property located at 325 Cass Avenue, Pontiac, Michigan 48342; (ii) that certain Purchase and Sale Agreement, dated the Closing Date, among EPP-Atlas Acquisition, LLC (as buyer), MS II, LLC (as seller), and Company, for the property located at 3345 McNichols, Detroit, Michigan; and (iii) that certain Purchase and Sale Agreement, dated the Closing Date, among EPP-Atlas Acquisition, LLC (as buyer), Simon Shelby Township – 51969 Van Dyke LLC (as seller), and Company, for the property located at 51969 Van Dyke, Shelby Township, Michigan.”

8. Section 11.5(d) of the Contribution Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following:

“This Agreement (including the Exhibits and the Schedules hereto, the Disclosure Letter and the EPP Disclosure Letter) and the PSAs supersede all prior agreements, understandings or representations by or between the parties, written or oral, with respect to the subject matter hereof and thereof and constitute (along with the documents, agreements, instruments and certificates referred to herein or therein or delivered or made available pursuant hereto or thereto) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.”

9. Schedule 5.10(b) of the Contribution Agreement (Gas Station Assets) is hereby deleted in its entirety and replaced with a new Schedule 5.10(b) attached as Annex B hereto.

10. Schedule 8.2(s) of the Contribution Agreement (Note Documents) is hereby deleted in its entirety and replaced with a new Schedule 8.2(s) attached as Annex C hereto.

11. Schedule 3.2(c) of the Disclosure Letter (Consents) is hereby deleted in its entirety and replaced with a new Schedule 3.2(c) of the Disclosure Letter attached as Annex D hereto.

12. Schedule 3.4 of the Disclosure Letter (Financial Disclosures) is hereby amended to (a) replace all financial information with respect to Site #76 (1021 W. State Street, Hastings, MI 49058) with the information set forth in Annex E attached hereto, and (b) delete all financial information with respect to Site #6085 (g-9490 S. Saginaw Road, Grand Blanc, MI 48439).

13. Schedule 3.6(b) of the Disclosure Letter (Equipment) is hereby deleted in its entirety and replaced with a new Schedule 3.6(b) of the Disclosure Letter attached as Annex F hereto.

14. Schedule 3.6(f) of the Disclosure Letter (Out Leases) is hereby deleted in its entirety and replaced with a new Schedule 3.6(f) of the Disclosure Letter attached as Annex G hereto.

15. Schedule 3.6(g) of the Disclosure Letter (In Leases) is hereby deleted in its entirety and replaced with a new Schedule 3.6(g) of the Disclosure Letter attached as Annex H hereto.

16. Schedule 3.11(a) of the Disclosure Letter (Proceedings) is hereby deleted in its entirety and replaced with a new Schedule 3.11(a) of the Disclosure Letter attached as Annex I hereto.

17. Schedule 3.13(a) of the Disclosure Letter (Assumed Contracts and Excluded Contracts) is hereby deleted in its entirety and replaced with a new Schedule 3.13(a) of the Disclosure Letter attached as Annex J hereto.

18. Schedule 3.13(b) of the Disclosure Letter (Validity and Enforceability of Contracts) is hereby deleted in its entirety and replaced with a new Schedule 3.13(b) of the Disclosure Letter attached as Annex K hereto.

19. Schedule 3.23 of the Disclosure Letter (Security Deposits) is hereby deleted in its entirety and replaced with a new Schedule 3.23 of the Disclosure Letter attached as Annex L hereto.

20. The Contribution Agreement and Disclosure Letter, each as amended by this Amendment, shall remain in full force and effect in accordance with its terms, and all references in the Contribution Agreement to “this Agreement” and “the Disclosure Letter,” and words of similar import, shall be deemed to mean the Contribution Agreement and Disclosure Letter each as so amended.

21. Except for the specific amendments and other understandings set forth herein, this Amendment shall be subject to and controlled by the terms of the Contribution Agreement.

22. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

*     *     *     *

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

EPP:

EMPIRE PETROLEUM PARTNERS, LLC

By:	/s/ Henry Heithaus
Name:	Henry Heithaus
Title:	Chief Executive Officer

COMPANY:

ATLAS OIL COMPANY

By:	/s/ Edwin Herbert
Name:	Edwin Herbert
Title:	Executive Vice President/General Counsel

B&R OIL COMPANY, INC.

By:	/s/ Edwin Herbert
Name:	Edwin Herbert
Title:	Executive Vice President/General Counsel

FAST TRACK VENTURES, LLC

By:	/s/ Edwin Herbert
Name:	Edwin Herbert
Title:	Executive Vice President/General Counsel

ATLAS EPP HOLDINGS, INC.

By:	/s/ Edwin Herbert
Name:	Edwin Herbert
Title:	Executive Vice President/General Counsel

Signature Page to Amendment No. 1 to Contribution and Sale Agreement